CRAIG H. MISSAKIAN (CABN 125202)
United States Attorney

MARTHA BOERSCH (CABN 126569)
Chief, Criminal Division

ERIC CHENG (CABN 274118)
Assistant United States Attorney

450 Golden Gate Avenue, Box 36055
San Francisco, California 94102-3495
Telephone: (415) 436-7200
FAX: (415) 436-7234
Eric.Cheng@usdoj.gov

JOHN A. EISENBERG
Assistant Attorney General for National Security

SCOTT E. BRADFORD (OSBN 062824)
Acting Chief, Counterintelligence and Export Control Section

IAN C. RICHARDSON (DCBN 1014918)
Chief Counsel, Counterintelligence and Export Control Section
CHRISTIAN J. NAUVEL (DCBN 983793)
Deputy Chief Counsel, Counterintelligence and Export Control Section
EMMA D. ELLENRIEDER (DCBN 1015108)
Trial Attorney, Counterintelligence and Export Control Section

950 Pennsylvania Avenue NW
Washington, DC 20530
Tel: (202) 353-3434
Fax: (202) 233-2146
Emma.Ellenrieder@usdoj.gov

Attorneys for United States of America

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN JOSE DIVISION

UNITED STATES OF AMERICA, Plaintiff, v. CADENCE DESIGN SYSTEMS, INC., Defendant.	) ) ) ) ) ) ) ) ) )	CASE NO. 5:25-CR- PLEA AGREEMENT
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Defendant Cadence Design Systems, Inc. (“Cadence” or the “Company”) by its undersigned representatives, pursuant to authority granted by the Company’s Board of Directors reflected in Attachment B; and the United States Department of Justice, National Security Division (“NSD”), Counterintelligence and Export Control Section (“CES”), and the United States Attorney’s Office for the Northern District of California (“NDCA”) (collectively, the “Offices” or “the government”), enter into this written plea agreement (the “Agreement”) pursuant to Rules 11(c)(1)(A) and 11(c)(1)(C) of the Federal Rules of Criminal Procedure:
The Defendant’s Promises
1.The Company agrees to plead guilty to Count One of the captioned criminal Information charging Conspiracy to Commit Export Control Violations, namely, violations of the Export Control Reform Act (“ECRA”), Title 50, United States Code, Section 4819; the International Emergency Economic Powers Act (“IEEPA”), Title 50, United States Code, Section 1705; and the Export Administration Regulations (“EAR”), Title 15, Code of Federal Regulations Part 764.2; all in violation of Title 18, United States Code, Section 371. The Company acknowledges and agrees that the Offices will file the criminal Information in the United States District Court for the Northern District of California, and in so doing, the Company: (a) knowingly waives any right to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); (b) agrees that the charges in the Information and any charges arising from the conduct described in the Statement of Facts attached hereto as Attachment A1 (“Statement of Facts”) are not time-barred by the applicable statute of limitations on the date of the signing of this Agreement.
The Company agrees that the elements of Count One are as follows: (1) there was an agreement between two or more persons to commit one or more violations of the EAR under ECRA and IEEPA; (2) the defendant became a member of the conspiracy knowing of at least one of its objects and intending to help accomplish it; and (3) one of the members of the conspiracy performed at least one overt act during the conspiracy for the purpose of carrying out the conspiracy. The Company further agrees that the elements of a violation of the EAR under ECRA and IEEPA are as follows: (i) the defendant exported, caused the export of, or aided and abetted in the export of an item subject to the EAR; (ii) a license was required for the export of this item; (iii) the defendant failed to obtain from the
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United States Department of Commerce the required license before exporting, causing the export of, or aiding and abetting in the export of the item; and (iv) the defendant acted knowingly and willfully.
The Company agrees that the statutory penalties for Count One are as follows:

a. Maximum term of probation	5 years
b. Maximum fine	$500,000 or twice the gross gain to any person resulting from the offense, whichever is greater
c. Restitution	As determined by the Court
d. Mandatory special assessment	$400 per felony count
e. Forfeiture	Not less than $45,305,317.41
2.The Company is pleading guilty because it is guilty of the charges contained in the Information. The Company admits, agrees, and stipulates that the factual allegations set forth in the Information and the Statement of Facts are true and correct, that it is responsible for the acts of its officers, directors, employees, and agents described in the Information and Statement of Facts, and that the Information and Statement of Facts accurately reflect the defendant’s criminal conduct. The Company agrees that, effective as of the date the Company signs this Agreement, the Company will neither dispute nor contradict the Statement of Facts set forth in this Agreement, and stipulates to the admissibility of the Statement of Facts in any proceeding by the government, including any trial, guilty plea, or sentencing proceeding.
3.The Company agrees to give up all rights that it would have in this case if it chose to proceed to trial, including the rights to:
a.    Continue to plead not guilty and require the government to prove the elements of the crime(s) beyond a reasonable doubt;
b.    A speedy and public trial by jury at which it would have the assistance of an attorney;
c.    Confront and cross-examine adverse witnesses;
d.    Remain silent and have no adverse inferences drawn from the decision not to testify;
e.    Testify; and
f.    Present evidence, pursue affirmative defenses, and have witnesses testify on its behalf.
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To the extent that the offenses to which the Company is pleading guilty were committed, begun, or completed outside of the Northern District of California, the defendant knowingly, voluntarily, and intelligently waives, relinquishes, and gives up: (a) any right that it might have to be prosecuted only in the district where the offenses to which it is pleading guilty were committed, begun, or completed; and (b) any defense, claim, or argument it could raise or assert based upon lack of venue with respect to the offenses to which it is pleading guilty.
The Company also agrees, in this case, to give up the rights to move to suppress evidence, raise other Fourth or Fifth Amendment claims, demand or receive further discovery from the government, and to challenge this prosecution on grounds of venue or statute of limitations.
4.The Company agrees to give up the right to appeal its convictions related to this Agreement, including constitutional challenges to the statutes of conviction. The Company agrees to give up the right to appeal the judgment and all orders of the Court related to this Agreement. The Company also agrees to give up the right to appeal any aspect of its sentence, including any orders relating to forfeiture and/or restitution, reserving only the defendant’s right to claim that its sentence violated this plea agreement, applicable law, or the Constitution. The Company reserves the right to claim that its counsel was ineffective. The Company understands that this waiver includes, but is not limited to, any and all constitutional or legal challenges to the Company’s convictions and guilty plea related to this Agreement, including arguments that the statutes to which it is pleading guilty are unconstitutional, and any and all claims that the Statement of Facts provided herein is insufficient to support the Company’s plea of guilty.
5.The Company agrees not to file any collateral attack on the conviction or sentence related to this Agreement, including a petition under 28 U.S.C. § 2255 or 28 U.S.C. § 2241, except that the Company reserves its right to claim that its counsel was ineffective.
6.The Company agrees not to ask the Court to withdraw the guilty plea at any time after it is entered unless the Court declines to accept the sentence agreed to by the parties. If the Company breaches this Agreement by moving to withdraw its guilty plea at any time after it is entered, the Company agrees that in addition to the remedies available to the government set forth below in this Agreement (“Breach of the Agreement”), the statute of limitations for any offense committed by the Company that is not time-barred on the date the Agreement is signed shall be tolled from the date the
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Company signs the Agreement until one year after the Court permits the Company to withdraw its guilty plea. The Company agrees that the government and the Company may withdraw from this Agreement if the Court does not accept the agreed-upon sentence set out below. The Company further agrees that the statute of limitations shall be tolled from the date it signed the Agreement until one year after the date the Court rejects the Agreement.
7.In the event that the Company materially violates any of the terms of the Agreement, the Company agrees that the facts set forth and admitted in Paragraph 2 of this Agreement and, if applicable, the fact that the Company made a sworn admission to them in a previous court proceeding, shall be admissible against the Company in any subsequent proceeding, including at trial. The Company agrees that the determination as to the materiality of a violation of any of the terms of the Agreement is in the government’s sole and exclusive discretion, and that determination is binding on the Company. In any subsequent proceeding conducted after the Company materially violates any of the terms of the Agreement, the defendant expressly waives any and all rights under Fed. R. Crim. P. 11(f) and Fed. R. Evid. 410 with regard to the facts set forth and admitted in Paragraph 2 of the Agreement and, if applicable, the fact that the Company made a sworn admission to them at a previous court proceeding. Specifically, the Company understands and agrees that any statements the Company makes in the course of its guilty plea or in connection with the Agreement are admissible against the Company for any purpose in any U.S. federal criminal proceeding if the Company moves to withdraw its guilty plea.
8.In the event that the Court rejects the Agreement and the defendant has not materially violated any of the terms of the Agreement, the government may use the facts set forth and admitted in Paragraph 2 and the fact that the Company made a sworn admission to them in a previous court proceeding (if applicable) in any subsequent proceeding, including at any trial, as follows: the Company’s admissions to the facts set forth and admitted in Paragraph 2 are admissible to rebut any evidence offered in the defense case at trial that directly contradicts the defendant’s admission to the elements of the offenses to which the Company is pleading guilty. The Company expressly waives any and all rights under Fed. R. Crim. P. 11(f) and Fed. R. Evid. 410 with regard to the facts set forth and admitted in Paragraph 2 of the Agreement and, if applicable, the fact that the Company made a sworn admission to them at a previous court proceeding.
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9.The Company understands that the government will not preserve any physical evidence obtained in this case.
10.The Company understands that the Court must consult the United States Sentencing Guidelines (“U.S.S.G.”) and take them into account when sentencing, together with the factors set forth in 18 U.S.C. §§ 3553, 3571, and 3572. In this case, the offense guideline applicable to the criminal violations of ECRA, 50 U.S.C. § 4819, and IEEPA, 50 U.S.C. § 1705, that are the objects of the conspiracy to which the Company is pleading guilty, is U.S.S.G. § 2M5.1 (“Evasion of Export Controls; Financial Transactions with Countries Supporting International Terrorism”). The parties agree that, because U.S.S.G. § 2M5.1 is not one of the enumerated offense guidelines to which the organizational fine guideline applies under U.S.S.G. § 8C2.1, the provisions of 18 U.S.C. §§ 3553 and 3572 control the imposition of an appropriate sentence in this case, pursuant to U.S.S.G. § 8C2.10.
11.The Offices and the Company agree that an appropriate disposition of this matter is a plea pursuant to Rules 11(c)(1)(A) and 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The Offices and the Company also agree, with the permission of the Court, to waive the requirement of a pre-sentence report pursuant to Rule 32(c)(1)(A) and jointly submit that this Plea Agreement, the attached Statement of Facts, and the attached Relevant Considerations reflected in Attachment A2 (“Relevant Considerations”) may be sufficient to enable the meaningful exercise of sentencing authority by the Court under 18 U.S.C. § 3553. The Offices and the Company jointly request that the Court accept the Company’s guilty plea and impose sentence on the same date under Federal Rule of Criminal Procedure 32(c)(1)(A)(ii), U.S.S.G. § 6A1.1(a)(2), and Local Criminal Rule 32-1(b). The Company agrees that a reasonable and appropriate disposition of this case under the Sentencing Guidelines and 18 U.S.C. §§ 3553, 3571, and 3572 given the facts and circumstances of this case, including the Relevant Considerations, and the sentence to which the parties have agreed, includes total criminal penalties of $117,793,825.27 (“Total Criminal Penalty”) and is described as follows:
a.    Criminal Fine: In this case, the parties agree that the gross pecuniary gain to the members of the conspiracy resulting from the offense is $45,305,317.41 based on (i) the revenue that the Company recognized (on a consolidated basis) for EDA and semiconductor design tools that the Company delivered to CSCC in the relevant time period; (ii) the market value of EDA and semiconductor design tools that the
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Company delivered to CSCC in the relevant time period for which the Company did not recognize revenue; and (iii) the market value of the Company loaner hardware that the Company delivered to CSCC. Therefore, pursuant to Title 18, United States Code, Section 3571(d), the maximum fine that may be imposed is twice the gross gain, or approximately $90,610,634.82. The parties agree that the Company shall pay a fine to the United States in the amount of $72,488,507.86 at the time of sentencing. This reflects a discount for the defendant’s cooperation and remediation, pursuant to the NSD Enforcement Policy for Business Organizations. The government will credit against the Criminal Fine the amount of $24,832,507.86 paid by the Company to the United States Department of Commerce, Bureau of Industry and Security (“BIS”) in connection with a parallel resolution entered into between BIS and the Company. Should any amount of such credited payment not be made to the Department of Commerce by the end of six months from the date of sentencing, or be returned to the Company or any affiliated entity for any reason, the Company shall pay the remaining balance of the Criminal Fine to the United States Treasury.
b.    Forfeiture: As a result of the Company’s conduct described in the Information and Statement of Facts, the parties agree that the Offices could institute a civil and/or criminal forfeiture action against certain funds held by the Company and that such funds would be forfeitable pursuant to 50 U.S.C. § 4819(d), 18 U.S.C. § 981(a)(1)(C), 21 U.S.C. § 853, and/or 28 U.S.C. § 2461(c). The Company hereby admits that the facts set forth in the Statement of Facts establish that at least $45,305,317.41 representing the proceeds traceable to the commission of the offense, is forfeitable to the United States (the “Forfeiture Amount”). The Company consents to the entry of an Order of Forfeiture requiring it to pay a money judgment, representing property forfeitable to the United States in the Forfeiture Amount pursuant to 50 U.S.C. § 4819(d), 18 U.S.C. § 981(a)(1)(C), 21 U.S.C. § 853, and 28 U.S.C. § 2461(c) at the time of sentencing. The Company releases any and all claims it may have to the Forfeiture Amount, agrees that the forfeiture of such funds may be accomplished either administratively or judicially at the Offices’ election, and waives the
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requirements of any applicable laws, rules, or regulations governing the forfeiture of assets, including notice of the forfeiture. If the Offices seek to forfeit the Forfeiture Amount judicially or administratively, the Company consents to entry of an order of forfeiture or declaration of forfeiture directed to such funds and waives any defense it may have under 18 U.S.C. §§ 981-984, including but not limited to notice, statute of limitations, and venue. The Company agrees to sign any additional documents necessary to complete forfeiture of the Forfeiture Amount. The Company also agrees that it shall not file any petitions for remission, restoration, or any other assertion of ownership or request for return relating to the Forfeiture Amount, or any other action or motion seeking to collaterally attach the seizure, restraint, forfeiture, or conveyance of the Forfeiture Amount, nor shall it assist any others in filing any such claims, petitions, actions, or motions. Any portion of the Forfeiture Amount that is paid is final and shall not be refunded should the Offices later determine that the Company has breached this Agreement and commence a prosecution against the Company. In the event of a breach of this Agreement and subsequent prosecution, the Offices are not limited to the Forfeiture Amount. The Offices agree that in the event of a subsequent breach and prosecution, they will recommend to the Court that the amounts paid pursuant to this Agreement be offset against whatever forfeiture the Court shall impose as part of its judgment. The Company understands that such a recommendation will not be binding on the Court.
c.    Mandatory Special Assessment: The Company shall pay to the Clerk of the Court for the United States District Court for the Northern District of California the total mandatory special assessment of $400.
d.    Restitution: As of the date of the Agreement, the Offices and the defendant have not identified any victim qualifying for restitution and thus are not requesting an order of restitution. The Defendant recognizes and agrees, however, that restitution is imposed at the sole discretion of the Court. The Defendant agrees to pay restitution as part of the Agreement in the event restitution is ordered by the Court.
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e.    Probation: Pursuant to 18 U.S.C. § 3561(c)(1), the Company will be placed on organizational probation for a term of three years, starting on the date of sentencing (the “Term”). The mandatory and special conditions of probation are that the Company will not commit any further violations of federal, state, or local law; and shall conduct all of its operations in compliance with applicable laws of the United States, will make payments of all criminal monetary payment amounts, and that the Company shall fulfill all of its promises and agreements set forth in this Agreement. The Company agrees, however, that, in the event the Offices determine, in their sole discretion, that the Company has knowingly violated any provision of this Agreement or has failed to perform or fulfill completely each of the Company’s obligations under this Agreement, the Company will consent, if requested by the Offices in their sole discretion, to an extension or extensions of the Term be imposed for up to a total additional time period of one year, without prejudice to the Offices’ right to proceed as provided below (“Breach of the Agreement”). Any extension of the Term, including any extension of the Term imposed by the Court without a request by the Offices, extends all terms of this Agreement, including the terms of the reporting requirement below (“Corporate Compliance Reporting”) and Attachment D, for an equivalent period. Conversely, in the event that the Offices find, in their sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement below (“Corporate Compliance Reporting”) and Attachment D, and that the other provisions of this Agreement have been satisfied, the Offices may agree that the Term should be terminated early.
12.The Company understands that if it defaults on the payment of the Criminal Fine, Forfeiture Amount, Mandatory Special Assessment, or any restitution ordered by the Court, the Court may revoke probation, modify the terms or conditions of probation, resentence the defendant, hold the defendant in contempt of court, order the sale of property, enter or adjust a payment schedule, or take any other action necessary to obtain compliance.
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13.The Company agrees to pay the Total Criminal Penalty to the United States Treasury no later than ten business days after the Agreement is fully executed. The Total Criminal Penalty is final and shall not be refunded. The Company agrees that any fine, forfeiture, or restitution imposed by the Court against the defendant will be subject to enforcement by the government as authorized by 18 U.S.C. § 3613. The Company further understands that the government may seek collection of the entire fine, forfeiture, or restitution from any assets without regard to any schedule of payments imposed by the Court or established by the Probation Office and that monetary penalties imposed by the Court will be submitted to the Treasury Offset Program so that any federal payment or transfer of returned property the defendant receive may be offset and applied to federal debts. The Company acknowledges that no tax deduction may be sought in connection with the payment of the Criminal Fine, Forfeiture Amount, Mandatory Special Assessment, or any restitution ordered by the Court. The Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the amounts that the Company pays pursuant to this Agreement or any other agreement entered into with an enforcement authority or regulator concerning the facts set forth in the Statement of Facts.
14.The Company agrees not to commit or attempt to commit any crimes before sentence is imposed. The Company also agrees not to intentionally provide false information to the Court, the Probation Office, or the government; and not to fail to comply with any of the other promises the defendant has made in this Agreement. The Company agrees, as more fully described below (“Breach of the Agreement”), that if it fails to comply with any promises the Company has made in this Agreement, then the government will be released from all of its promises in this Agreement, including those set forth in the Government’s Promises Section below, but the Company will not be released from the guilty plea. The Company agrees that the determination as to the materiality of a failure by the Company to comply with any promises made in this Agreement is in the government’s sole and exclusive discretion, and that determination is binding on the Company.

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Ongoing Cooperation and Disclosure Requirements
15.The Company shall cooperate fully with the Offices in any and all matters relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the Offices at any time during the Term until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the Term. At the request of the Offices, the Company also shall cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies in any investigation of the Company, its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the Offices or any other component of the Department of Justice at any time during the Term. The Company’s cooperation pursuant to this Paragraph is subject to applicable law and regulations, including local law and regulations, as well as valid claims of attorney-client privilege or attorney work product doctrine; however, the Company must provide to the Offices a log of any information or cooperation that is not provided based on an assertion of law, regulation, or privilege, and the Company bears the burden of establishing the validity of any such an assertion. The Company agrees that their cooperation pursuant to this Paragraph shall include, but not be limited to, the following:
a.    The Company represents that it has timely and truthfully disclosed all material factual information known to the Company with respect to its activities, those of its subsidiaries and affiliates, and those of its present and former directors, officers, employees, agents, and consultants relating to the conduct described in this Agreement and the Statement of Facts, as well as any other conduct under investigation by the Offices about which the Company has any knowledge. The Company further agrees that it shall promptly and truthfully disclose all material factual information with respect to its activities, those of its affiliates, and those of its present and former directors, officers, employees, agents, and consultants about which the Company shall gain any knowledge or about which the Offices may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Offices, upon request, any document, record, or other tangible evidence about which the Offices may inquire of the Company including evidence that is responsive to any requests made prior to the execution of this Agreement.
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b.    Upon request of the Offices, the Company shall designate knowledgeable employees, agents, or attorneys to provide to the Offices the information and materials described in subpart (a) above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information.
c.    The Company shall use its best efforts to make available for interviews or testimony, as requested by the Offices, present or former officers, directors, employees, agents, and consultants of the Company. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.
d.    With respect to any information, testimony, documents, records, or other tangible evidence provided to the Offices pursuant to this Agreement, the Company consents to any and all disclosures, subject to applicable laws and regulations, to other governmental authorities of such materials as the Offices, in their sole discretion, shall deem appropriate.
e.    During the Term, should the Company learn of any evidence or allegation of conduct that may constitute a criminal violation of IEEPA, ECRA, EAR or other applicable U.S. export control or sanctions laws or regulations made by or at the Company, the Company shall promptly report such evidence or allegation to the Offices.
16.On the date that the Term specified in this Agreement expires, the Company, by its President, Chief Financial Officer, or other duly authorized Officer of the Company will certify to the Offices in the form of executing the document attached as Attachment E to this Agreement that the Company has met its disclosure obligations pursuant to this Agreement (“Ongoing Cooperation and Disclosure Requirements”). Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. §§ 1001 and 1519, and it will be deemed to have been made in the Northern District of California.
Corporate Compliance Program
17.The Company represents that it has implemented and will continue to implement a compliance program at the Company designed to prevent and detect violations of IEEPA, ECRA, EAR,
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and other applicable U.S. export control and sanctions laws and regulations throughout the Company’s operations, including those of its affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities include the Company’s products and business activities. On the date that the Term expires, the Company, by its Chief Executive Officer or other duly authorized Officer of the Company, will certify to the Offices, in the form of executing the document attached as Attachment F to this Agreement, that the Company has met its compliance obligations pursuant to this subsection (“Corporate Compliance Program”) and Attachment C of this Agreement. This certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. §§ 1001 and 1519, and it will be deemed to have been made in the Northern District of California.
18.In order to address any deficiencies in its internal export compliance controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of the Company’s existing internal controls, policies, and procedures regarding compliance with IEEPA, ECRA, EAR, and other applicable U.S. export control and sanctions laws and regulations. Where necessary and appropriate, the Company agrees to adopt a new compliance program at the Company, or to modify its existing one, including internal controls, compliance policies, and procedures in order to ensure that the Company maintains at the Company a rigorous compliance program covering export controls, as well as policies and procedures designed to detect and deter effectively violations of IEEPA, ECRA, EAR, and other applicable U.S. export control and sanctions laws and regulations. The compliance program will include, but not be limited to, the minimum elements set forth in Attachment C.
Corporate Compliance Reporting
19.The Company agrees that it will report to the Offices annually during the Term regarding remediation and implementation of the compliance measures described above (“Corporate Compliance Program”) and in Attachment C. These reports will be prepared in accordance with Attachment D.
20.The Compliance Reports prepared in accordance with Attachment D likely will include proprietary, financial, confidential, and competitive business information. The Offices shall have the right to interview any officer, employee, agent, or representative of the Company concerning any non-
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privileged matter described or identified in the Compliance Reports. Moreover, public disclosure of the Compliance Reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the Compliance Reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Offices determine in their sole discretion that disclosure would be in furtherance of the Offices’ discharge of their duties and responsibilities or is otherwise required by law.
21.The Company shall promptly notify the Offices of: (a) any deficiencies, failings, or matters requiring attention with respect to the Company’s export controls and sanctions compliance program identified by any law enforcement or regulatory authority within 30 business days of any such notice, provided that the authority has granted the Company permission to notify the Offices; and (b) any steps taken or planned to be taken by the Company to address the identified deficiency, failing, or matter requiring attention. The Offices may, in their sole discretion, direct the Company to provide additional reports about its export controls and sanctions compliance program. The Company may extend the time period for submission of any Compliance Reports with prior written approval of the Offices.
Breach of the Agreement
22.The Company agrees that if it fails to comply with any promises the defendant has made in this Agreement, then the government will be released from all of its promises in this Agreement, including those set forth in the Government’s Promises Section, but the Company will not be released from its guilty plea. If, during the Term of this Agreement, the Company (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, materially incomplete or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth above in this Agreement (“Ongoing Cooperation and Disclosure Requirements”); (d) fails to implement a compliance program as set forth above in this Agreement (“Corporate Compliance Program”) and Attachment C; or (e) otherwise fails to perform or fulfill completely each of the Company’s obligations under the Agreement, regardless of whether the Offices become aware of such a breach after the Term is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Offices have knowledge,
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including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Offices in the U.S. District Court for the Northern District of California or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company or any other remedies for breach shall be in the Offices’ sole and exclusive discretion. Any such prosecution may be premised on information provided by the Company. Any such prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the Offices prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, the Company agrees that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Offices are made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.
23.In the event that the Offices determine that the Company has breached this Agreement, the Offices agree to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the Offices in writing to explain the nature and circumstances of such breach, as well as the actions that the Company has taken to address and remediate the situation, which explanation the Offices shall consider in determining whether to pursue prosecution of the Company or other remedies for such breach.
24.In the event that the Offices determine that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company and its subsidiaries and affiliates to the Offices or to the Court, including the Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearing, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in
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any and all criminal proceedings brought by the Offices against the Company or its subsidiaries and affiliates; and (b) the Company, its subsidiaries, and affiliates shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer, or employee, or any person acting on behalf of, or at the direction of, the Company or its subsidiaries or affiliates, will be imputed to the Company or its subsidiaries or affiliates for the purpose of determining whether the Company or its subsidiaries or affiliates have violated any provision of this Agreement shall be in the sole discretion of the Offices.
25.The Company acknowledges that the Offices have made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement, the Offices commence another prosecution of the Company, and it proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion. Furthermore, nothing in this Agreement shall be deemed an agreement by the Offices that the Total Criminal Penalty is the maximum penalty that may be imposed in any future prosecution, and the Offices are not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Offices agree that under those circumstances, they will recommend to the Court that any amount paid under this Agreement should offset against any fine the Court imposes as part of a future judgment.
Other Provisions
26.The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents, or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the Statement of Facts. Any such contradictory statement, subject to cure rights of the Company described below, shall constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution and other remedies for breach as set forth in above in this Agreement (“Breach of the Agreement”). The decision whether any public
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statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Offices. If the Offices determine that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the Offices shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company. The Company agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the Offices to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Offices and the Company; and (b) whether the Offices have any objection to the release.
27.The Company agrees that this Agreement, including its attachments, sets forth all the terms of the agreement between the Company and the Offices. No amendments, modifications, or additions to this Agreement shall be valid unless they are in writing and signed by the Offices, the attorneys for the Company and a duly authorized representative of the Company.
28.The Company agrees that this Agreement is binding on the Company and the Offices but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local, or foreign law enforcement or regulatory agencies, or any other authorities, although the Offices will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.
29.The Company agrees and understands that the Offices shall file this Agreement in a public court file and may disclose this Agreement to the public.
30.Any notice to the Offices under this Agreement shall be given by electronic mail and/or personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail,
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addressed to Chief, Counterintelligence and Export Control Section, National Security Division, U.S. Department of Justice, 950 Pennsylvania Avenue, N.W., Washington, DC, 20530 and Chief, Criminal Division, United States Attorney’s Office for the Northern District of California, 450 Golden Gate Avenue, Box 36055, San Francisco, California 94102. Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, with copies by electronic mail, addressed to General Counsel, Cadence Design Systems, Inc., 2655 Seely Avenue San Jose, California, 95134. Notice shall be effective upon actual receipt by the Offices or the Company.
The Government’s Promises
31.Subject to the above provisions, including “Breach of the Agreement,” and in exchange for the Company’s guilty plea and the complete fulfillment of all its obligations under this Agreement, the Offices agree, except as provided in this Agreement, that they will not bring additional criminal charges or civil actions against the Company, or any of its affiliates or subsidiaries, relating to any of the conduct described in the Statement of Facts or the criminal Information filed pursuant to this Agreement. The Offices, however, may use any information related to the conduct described in the Statement of Facts against the Company or any of its subsidiaries or affiliates: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. To the extent that there is conduct disclosed by the Company that is not set forth in the Statement of Facts or the Information, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement.
a.    This Agreement does not provide any protection against prosecution for any future conduct by the Company or any of its subsidiaries or affiliates.
b.    In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company or any of their subsidiaries or affiliates.
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The Defendant’s Affirmations
32.The Company confirms that it has had adequate time to discuss this case, the evidence, and the Agreement with the Company’s attorneys and that its attorneys have provided it with all the legal advice requested.
33.Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term, it sells, merges, or transfers (i) business operations that are material to the Company’s consolidated operations, or (ii) to the operations of any subsidiaries or affiliates of the Company involved in the conduct described in the Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The purchaser or successor in interest also must agree in writing that the Offices’ ability to determine a breach under this Agreement is applicable in full force to that entity. The Company agrees that the failure to include these provisions in the transaction will make any such transaction null and void. The Company shall provide notice to the Offices at least thirty (30) days prior to undertaking any such sale, merger, transfer, or other change in corporate form. The Offices shall notify the Company prior to such transaction (or series of transactions) if it determines that the transaction or transactions will have the effect of circumventing or frustrating the enforcement purposes of this Agreement. If at any time during the Term the Company engages in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, the Offices may deem it a breach of this Agreement pursuant to this Agreement (“Breach of the Agreement”). Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the Offices.
34.The Company confirms that while its authorized representative considered signing this Agreement, and at the time such authorized representative signed it, the authorized representative was
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not under the influence of any alcohol, drug, or medicine that would impair the authorized representative’s ability to understand the Agreement.
AGREED:
FOR CADENCE DESIGN SYSTEMS INC.:

Date:	July 27, 2025	By:	/s/ Marc Taxay
MARC TAXAY
CADENCE DESIGN SYSTEMS INC.

Date:	July 27, 2025	By:	/s/ Jonathan C. Poling
JONATHAN C. POLING
SHIVA AMINIAN
GEORGE PENCE
Akin Gump Strauss Hauer & Feld LLP

FOR THE COUNTERINTELLIGENCE AND EXPORT CONTROL SECTION:

SCOTT E. BRADFORD
Acting Chief
Counterintelligence and Export Control Section
National Security Division
U.S. Department of Justice

Date:	July 27, 2025	By:	/s/ Ian C. Richardson
IAN C. RICHARDSON, Chief Counsel
CHRISTINA J. NAUVEL, Deputy Chief Counsel
EMMA DINAN ELLENRIEDER, Trial Attorney

FOR THE UNITED STATES ATTORNEY’S OFFICE:

CRAIG H. MISSAKIAN
United States Attorney

Date:	July 27, 2025	By:	/s/ Eric Cheng
ERIC CHENG
Assistant United States Attorney

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COMPANY OFFICER’S CERTIFICATE
I have read this Agreement and carefully reviewed every part of it with outside counsel for Cadence Design Systems, Inc. (the “Company”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.
I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.
No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement. I also am satisfied with outside counsel’s representation in this matter. I certify that I am the Senior Vice President, General Counsel, and Corporate Secretary for the Company and that I have been duly authorized by the Company to execute this Agreement on behalf of the Company.

CADENCE DESIGN SYSTEMS INC.
Date:	July 27, 2025	By:	/s/ Marc Taxay
MARC TAXAY
Senior Vice President, General Counsel,
and Corporate Secretary

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CERTIFICATE OF COUNSEL
We are counsel for Cadence Design Systems, Inc. (the “Company”) in the matter covered by this Agreement. In connection with such representation, we have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors. Based on our review of the foregoing materials and discussions, we are of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, we have carefully reviewed the terms of this Agreement with the Board of Directors and the General Counsel of the Company. We have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To our knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date:	July 25, 2025	By:	/s/ Jonathan C. Poling
JONATHAN C. POLING
SHIVA AMINIAN
GEORGE PENCE
Akin Gump Strauss Hauer & Feld LLP

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ATTACHMENT A1
STATEMENT OF FACTS
The following Statement of Facts is incorporated by reference as part of the Plea Agreement (“the Agreement”) between the United States Attorney’s Office for the Northern District of California (“NDCA”) and the United States Department of Justice, National Security Division, Counterintelligence and Export Control Section (“CES”) (collectively, the “Offices”), and Cadence Design Systems, Inc. Certain of the facts herein are based on information obtained from third parties by the Offices through their investigation and described to Cadence Design Systems, Inc. Cadence Design Systems, Inc. hereby agrees and stipulates that the following facts and conclusions of law are true and accurate. Cadence Design Systems, Inc. admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below. The following facts establish beyond a reasonable doubt the charges set forth in the captioned Criminal Information.
I.Relevant Entities and Individuals
1. Cadence Design Systems, Inc (“Cadence”) is a multinational electronic design automation (“EDA”) technology company headquartered in San Jose, California with subsidiary and affiliate entities around the world. It offers EDA hardware and software, semiconductor design intellectual property (“IP”) technology, and related services. Cadence’s EDA tools support the development of electronic chips and semiconductor devices used in a wide range of applications, including consumer devices, communications, cloud and data center equipment, personal computers, supercomputers, automotive systems, medical systems, and other devices.
2.Cadence Design Systems Management (Shanghai) Co., Ltd. (“Cadence China”) is a subsidiary of Cadence located in the People’s Republic of China (“PRC”) through which Cadence sells products and services to customers in the PRC. Cadence China is indirectly owned and wholly controlled by Cadence through Cadence Design Systems (Ireland) Limited, a wholly owned and controlled subsidiary of Cadence that is the sole shareholder of Cadence China.
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3.National University of Defense Technology (国防科技大学) or “NUDT” (国防科大) is a university in the PRC under the leadership of the PRC’s Central Military Commission. NUDT was added to the U.S. Department of Commerce’s Entity List on February 18, 2015, due to its use of “U.S.-origin multicores, boards, and (co)processors to produce the TianHe-1A and TianHe-2 supercomputers.” See 80 Fed. Reg. 8,524 (Feb. 18, 2015). These supercomputers are “believed to support nuclear explosive simulation and military simulation activities.” See 84 Fed. Reg. 29371 (June 24, 2019) (identifying “47 Deya Road” and “109 Deya Road” in “Kaifu District, Changsha City, Hunan Province, China” as NUDT's addresses, among others). NUDT’s primary campus is in Changsha, in Hunan Province, PRC.
4.Central South CAD Center (“CSCC”) was identified as a Cadence China customer from as early as 2002. Cadence’s customer database identified CSCC at 54 Beiya Road, Changsha, PRC—which closely resembled an address on NUDT’s campus: 54 Deya Road, Changsha, PRC. Cadence sold its products and services to CSCC through Cadence China until on or about September 10, 2020.
5.On or about November 2, 2021, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) sent an “Is Informed” letter to Cadence, pursuant to 15 C.F.R. § 744.21(b), stating that BIS had determined that CSCC posed an unacceptable risk of acting as an agent, front, or shell company for NUDT or of otherwise assisting NUDT in circumventing the license requirements on NUDT. BIS added CSCC to the Entity List as an alias for NUDT effective June 28, 2022. See 87 Fed. Reg. 38,920 (June 30, 2022).
6.Phytium Technology Co. Ltd., also known as Tianjin Phytium Information Technology and as Tianjin Feiteng Information Technology (hereinafter “Phytium”), is a fabless1 semiconductor company in the PRC that specializes in the design of electronic chips and semiconductor devices. Phytium is a legal entity in the PRC and distinct from NUDT. In 2020, after conducting due diligence and confirming that Phytium was a legal corporate entity, distinct and separate from NUDT, Cadence consented to CSCC’s assignment to Phytium of CSCC’s
1 “Fabless” is a term used to distinguish entities that design semiconductor hardware, including chips and graphics processing units (“GPU”), from entities that operate a fabrication plant, or “fab,” to manufacture such items.
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contracts for Cadence hardware, software, and IP. According to public reporting available in 2020, Phytium supplied processors for the TianHe series of supercomputers associated with the PRC military. Cadence stopped doing business with Phytium before it was added to the Entity List in 2021 (effective April 8, 2021), as a result of Phytium’s involvement in “activities that support China’s military actors, its destabilizing military modernization efforts, and/or its weapons of mass destruction (WMD) programs.” 86 Fed. Reg. 18,437 (Apr. 9, 2021).
7.Employee-1 resided in the PRC and was employed by Cadence China. Employee-1 was a sales account executive responsible for the CSCC and Phytium accounts for Cadence. Cadence terminated Employee-1 in September 2024.
8.Employee-2 resided in the PRC and was employed by Cadence China. Employee-2 was a regional sales director. Employee-1 reported to Employee-2, and Employee-2 oversaw Employee-1’s work on the CSCC and Phytium accounts during some of the relevant period. Employee-2 separated from Cadence in or about September 2021.
9.Employee-3 resided in the PRC and was employed by Cadence China. Employee-3 was a sales group director for Cadence China overseeing customer sales in the PRC. Employee-1 and Employee-2 reported, directly or indirectly, to Employee-3 during some of the relevant period. Cadence terminated Employee-3 in or about February 2021.
10.Employee-4 resided in Asia and was employed by a Cadence subsidiary based in Singapore. Employee-4 was a corporate vice president of sales overseeing the Asia Pacific market including the PRC. Employee-1, Employee-2, and Employee-3 reported, directly or indirectly, to Employee-4. Employee-4 reported to Cadence’s then Chief Revenue Officer during some of the relevant time period.

II.Relevant Legal Background
11.Pursuant to the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. §§ 1701-1707, the President of the United States is granted authority to deal with unusual and extraordinary threats to the national security, foreign policy, or economy of the
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United States. 50 U.S.C. § 1701(a). Pursuant to that authority, the President may declare a national emergency through Executive Orders that have the full force and effect of law.
12.On August 17, 2001, the President issued Executive Order 13222, which declared a national emergency with respect to the unusual and extraordinary threat to the national security, foreign policy, and economy of the United States in light of the expiration of the Export Administration Act (“EAA”), 50 U.S.C. §§ 2401-2420, which lapsed on August 17, 2001.  66 Fed. Reg. 44,025 (Aug. 22, 2001).  While in effect, the EAA regulated the export of goods, technology, and software from the United States.  Pursuant to the provisions of the EAA, BIS promulgated the EAR, which contained restrictions on exports, consistent with the policies and provisions of the EAA.  See 15 C.F.R. § 730. 2.  In Executive Order 13222, pursuant to IEEPA, the President ordered that the EAR’s provisions remain in full force and effect despite the expiration of the EAA.  Presidents issued annual Executive Notices extending the national emergency declared in Executive Order 13222 through at least August 13, 2018.
13.On August 13, 2018, the President signed into law the National Defense Authorization Act of 2019, which includes provisions on export controls, titled the Export Control Reform Act of 2018 (“ECRA”), 50 U.S.C. §§ 4801-4852.  Accordingly, after August 13, 2018, export control laws and regulations are set forth in ECRA and the EAR.  In part, ECRA provides permanent statutory authority for the EAR and eliminates the need for the President to declare annually national emergencies pursuant to IEEPA and Executive Order 13222.
14.For conduct that predates August 13, 2018, IEEPA is the controlling statute. For conduct occurring after August 13, 2018, ECRA is the controlling statute. It is a crime to willfully violate, attempt to violate, conspire to violate, or cause a violation of any order, license, regulation, or prohibition issued pursuant to IEEPA or ECRA. 50 U.S.C. §§ 1705, 4819.
15.Pursuant to ECRA—and before August 13, 2018, pursuant to IEEPA—BIS reviews and controls the export of certain goods, software, and technologies from the United States to foreign countries through the EAR. In particular, the EAR restrict the export, reexport, or in-country transfer of items that could make a significant contribution to the military potential of other nations or that could be detrimental to the foreign policy or national security of the
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United States. The EAR impose licensing and other requirements for items subject to the EAR lawfully to be exported from the United States, reexported from one foreign destination to another, and transferred in-country from one end use or end user to another within the same foreign country.
16.The most sensitive items subject to EAR controls are identified on the Commerce Control List (“CCL”), published at Supplement 1 to Part 774 of the EAR. Items on the CCL are categorized by an Export Control Classification Number (“ECCN”) based on their technical characteristics. Each ECCN has export control requirements depending on the destination, end user, and end use.
17.Further, the Entity List, which is set forth in Supplement 4 to Part 744 of the EAR, identifies entities that are subject to additional export, reexport, and in-country transfer restrictions because there is reasonable cause to believe, based on specific and articulable facts, that the entity has been involved, is involved, or poses a significant risk of being or becoming involved in activities that are contrary to the national security or foreign policy interests of the United States. 15 C.F.R. § 744.11(c)(3). The EAR require a prior license from BIS to export, reexport, or transfer in-country items subject to the EAR to entities on the Entity List.
18.The EAR prohibit, inter alia, engaging in any transaction or taking any other action prohibited by or contrary to the EAR, including the export, reexport, or in-country transfer of items subject to the EAR to an entity on the Entity List without a license from BIS. 15 C.F.R. § 764.2(a); see also 50 U.S.C. § 4819(a)(2)(A). The EAR further prohibit ordering, buying, removing, concealing, storing, using, selling, loaning, disposing of, transferring, transporting, financing, forwarding, or otherwise servicing, in whole or in part, or conducting negotiations to facilitate such activities with respect to, any item that has been, is being, or is about to be exported, reexported, or transferred in-country, or that is otherwise subject to the EAR, with knowledge that a violation of the EAR, or any order, license, or authorization issued thereunder, has occurred, is about to occur, or is intended to occur in connection with the item. 15 C.F.R. § 764.2(e); see also 50 U.S.C. § 4819(a)(2)(E). The EAR also prohibit engaging in any transaction
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or taking any other action with intent to evade the provisions of the EAR. 15 C.F.R. § 764.2(h); see also 50 U.S.C. § 4819(a)(2)(G).
III.The Scheme
a.Overview of the Scheme
19.From in or about February 2015 through in or about April 2021 (the “relevant time period”), certain Cadence China employees, Cadence China through its employees, and Cadence through its subsidiary Cadence China acting on behalf of Cadence, engaged in a conspiracy to commit export violations in connection with the provision of EDA tools that were subject to the EAR to NUDT through CSCC, an alias for NUDT, and Phytium, without seeking or obtaining the requisite licenses from BIS.
20.During the relevant time period, Cadence, Cadence China, and certain employees of Cadence and Cadence China, were aware of the EAR and its prohibitions and licensing requirements and specifically knew that it was unlawful to export, reexport, or transfer in-country any item subject to the EAR, including Cadence’s EDA tools, to an entity on the Entity List, including NUDT, without prior authorization from BIS in the form of a license. Cadence, Cadence China, and certain employees of Cadence and Cadence China also knew that it was unlawful to engage in any transaction or take any other action with intent to evade the prohibitions and licensing requirements of the EAR.
21.During the relevant time period, Cadence through its subsidiary Cadence China, Cadence China, and certain of their employees exported, reexported, and transferred in-country EDA tools subject to the EAR to CSCC, despite having knowledge that CSCC was an alias for NUDT. Specifically, certain Cadence China employees installed EDA hardware on NUDT’s Changsha campus, and certain NUDT personnel downloaded EDA software and semiconductor design IP technology from Cadence’s download portals. Certain now-former employees of Cadence China did not disclose to and/or concealed from other Cadence personnel, including Cadence’s export compliance personnel, that exports to CSCC were in fact intended for delivery to NUDT. Certain employees of Cadence China involved in sales to CSCC also received sales
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commissions that incentivized achieving certain sales quotas as part of their compensation packages.
22.As a result, Cadence and Cadence China exported and caused to be exported at least 56 unlawful exports of EDA tools from in or about February 2015 until in or about September 2020, when Cadence terminated Cadence China’s business relationship with CSCC due to CSCC’s association with NUDT.
23.Further, in or about October 2020, Cadence and Cadence China had knowledge that items previously sold and exported to CSCC had in fact been exported to NUDT in violation of the EAR. Nevertheless, Cadence consented to CSCC’s assignment to Phytium of CSCC’s contracts for Cadence EDA tools. Between in or about November 2020 through in or about February 2021, Cadence, having knowledge that a violation of the EAR had occurred, transferred EDA software and semiconductor design IP technology subject to the EAR. On March 31, 2021, Cadence placed Phytium on export hold as a result of its internal compliance review and discontinued transactions with Phytium without completing all the originally anticipated transfers, including any hardware transfers. Phytium was later designated on the Entity List on April 8, 2021.
b.Cadence and Cadence China Exported and Caused the Export of EDA Tools to CSCC, an Alias for NUDT, Without a License or Other Authorization from BIS
24.Cadence and Cadence China exported and caused the export of U.S.-origin EDA hardware, software, and semiconductor design IP technology to NUDT without a license or other authorization from BIS during the relevant time period. These exports or reexports included the following transactions between 2015 and 2020:
a.Ten (10) sales and exports of EDA hardware, including items classified under ECCN 3B991b.2.c;
b.Seventeen (17) sales and exports or reexports of EDA software, including items classified under ECCN 3D991 or designated EAR99;
c.Seven (7) sales and exports or reexports of semiconductor design technology, specifically IP, including items classified under ECCN 3E991; and
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d.Twenty-Two (22) loans and exports of EDA hardware, including items classified under ECCN 3B991b.2.c. and items designated EAR99.
25.The value of the items delivered to CSCC totaled approximately $45,305,317.41. This amount includes: (i) the revenue that Cadence recognized (on a consolidated basis) for EDA and semiconductor design tools delivered to CSCC in the relevant time period; (ii) the market value of EDA and semiconductor design tools that Cadence delivered to CSCC in the relevant time period for which Cadence did not recognize revenue; and (iii) the market value of the Cadence loaner hardware delivered to CSCC.
26.During the relevant time period, the aforementioned EDA and semiconductor design tools were controlled for export to NUDT pursuant to the EAR. Cadence and Cadence China did not obtain the requisite license or other authorization from BIS before the export, reexport, or in-country transfer of those items to NUDT or Phytium.
c.Cadence and Cadence China Caused Exports to CSCC Despite Knowledge that CSCC Was an Alias for NUDT and that NUDT Was on the Entity List
27.During the relevant time period, as part of the scheme, Cadence, through its subsidiary Cadence China, had knowledge that any export, reexport, or in-country transfer of an item subject to the EAR, including Cadence’s EDA hardware, software, and semiconductor design IP technology, to NUDT required a prior license or authorization from BIS. Specifically, Employee-1, Employee-2, and Employee-3 handled certain aspects of Cadence China’s CSCC account and interacted with individuals affiliated with NUDT regarding CSCC projects. Further, Employee-2 knew, and authored a presentation for her colleagues stating, that Cadence could not do business with NUDT because of U.S. export restrictions imposed on NUDT. Further, certain Cadence China employees who conducted work at CSCC’s location on NUDT’s campus knew about connections between CSCC and the PRC military. Despite Cadence China’s knowledge that CSCC was an alias for NUDT, Cadence and Cadence China nonetheless willfully exported and caused the export of Cadence EDA tools subject to the EAR to NUDT without the requisite license or authorization from BIS. Furthermore, certain Cadence China employees, including
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Employee-1 and Employee-3, facilitated Cadence China’s ongoing business with NUDT, not disclosing connections between NUDT and CSCC to other Cadence employees.
28.Specifically, Cadence and Cadence China, through certain of its employees, including Employee-2, had knowledge that NUDT had been added to the Entity List. For example, on February 18, 2015, the same day that NUDT was added to the Entity List, Cadence’s now-former export control officer emailed certain current and now-former Cadence and Cadence China employees that NUDT had been added to the Entity List “meaning that export licenses will be required if sales are made.” Further, in March 2016, Employee-2 prepared a presentation for a quarterly sales review meeting, attended by certain Cadence China employees, titled “China CPU/Cloud Market Analysis,” stating (as translated from Chinese) that as of February 18, 2015, the U.S. Department of Commerce had “embargoed” four national supercomputer centers in the PRC, including NUDT, due to U.S. microprocessor chips being used in the TianHe systems believed to be used for nuclear explosion simulation. Employee-1 and Employee-4 participated in that same quarterly sales review meeting.
29.In addition, in May 2016, Employee-1 provided Employee-3 and Employee-4 with a summary of a recent visit with CSCC and description of the “CSCC Overdue payment situation,” stating (as translated from Chinese) that due to the “recent embargo” it was inconvenient for U.S. enterprises to bid publicly, such that the prior procurement plan of the “school” (involving a contract with Cadence) had been denied.
30.During the relevant time period through 2019, Cadence employed one export control officer with responsibility over Cadence’s export control compliance program. That export control officer provided certain Cadence and Cadence China employees, including Employee-1, Employee-2, and Employee-3, export compliance trainings during the relevant time period, including trainings conducted in the PRC. At least one training provided during the relevant time period included discussions of the Entity List and guidance that Cadence and Cadence China employees were obligated to identify and escalate “red flags” related to customers, including if a customer was directly involved with the PRC military and/or if a customer’s address was at a known prohibited destination.
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31.During the relevant time period, certain Cadence China employees who handled Cadence’s business with CSCC, including Employee-1, Employee-2, and Employee-3, exchanged numerous communications referencing personnel and locations associated with NUDT in the context of discussions concerning the CSCC customer account.
32.Despite knowing that CSCC was an alias of NUDT, Cadence and Cadence China delivered and installed Cadence’s EDA hardware on NUDT’s Changsha campus, which was a PRC military facility. The items were delivered and installed on NUDT’s campus at addresses that were different than the addresses shown for CSCC in purchase orders that CSCC submitted to Cadence, and in Cadence’s other business records. Certain Cadence China sales employees, including Employee-1, requested that Cadence hardware and related materials for CSCC be delivered to NUDT addresses. Other communications amongst the service technicians dispatched to install and service Cadence hardware on the NUDT campus reflect that these technicians were aware that CSCC was located on a PRC military facility with strict security rules about installing equipment and providing remote technical support.
33.As a further example, Cadence China conducted CSCC business with NUDT personnel during the relevant time period. Certain Cadence China employees, including Employee-1, communicated about CSCC projects directly with NUDT personnel at NUDT email addresses, as well as at Phytium email addresses and free, commercially available email addresses available to the public. Cadence’s contacts for CSCC, including in Cadence’s software support databases and other Cadence-maintained customer data, listed NUDT professors at NUDT email addresses. Certain Cadence China employees also met with “CSCC” on NUDT’s campus with NUDT personnel.
34.As a further example, certain Cadence China employees, including Employee-1, emailed Cadence EDA software license keys for CSCC’s contract to NUDT personnel at NUDT email addresses during the relevant time period. Further, Cadence China’s software support service records for the CSCC account included NUDT email addresses, and certain employees, including Employee-3 and Employee-4, received weekly reports discussing the provision of technical support services to NUDT. Cadence and Cadence China also transferred EDA
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software and technology purportedly sold to CSCC to users who registered for accounts on Cadence’s download portal using their Phytium and other email domain addresses during the relevant time period.
35.As a further example, certain Cadence China employees also emailed business documents, purportedly for CSCC, to NUDT personnel at NUDT and Phytium email addresses during the relevant time period. In July 2015, Employee-1 emailed price details for Cadence design tools prepared for CSCC with a total list price of over $3.7 million to a NUDT professor at a NUDT email address. In June 2017, Employee-1 received a Cadence letterhead document listing products for CSCC delivered to NUDT that was signed by a NUDT professor on behalf of CSCC. In November 2017, Employee-1 emailed a Cadence Product Quotation for CSCC, with attention to a NUDT professor at a NUDT email address in the corresponding attachment, to a Phytium email address.
36.As a further example, Cadence, via certain Cadence China employees, including Employee-1, also executed or exchanged contractual and other business documents purportedly for CSCC that listed NUDT as the party to the contract during the relevant time period, including an August 2017 NUDT chip-level physical implementation procurement project bidding document, an August 2017 order agreement naming NUDT as a party to the agreement, and an August 2018 hardware simulation accelerator ordering agreement naming NUDT’s procurement center as a party to the agreement.
37.As a further example, during the relevant time period, certain members of Cadence’s senior sales leadership maintained ongoing contact with key CSCC personnel, including the head of CSCC. For example, Employee-4 met with the head of CSCC on numerous occasions, at times joined by certain Cadence China sales employees, including Employee-1 and Employee-2. Employee-4 also sent and received numerous emails with certain Cadence China sales employees, including Employee-1, Employee-2, and Employee-3, referencing CSCC, NUDT personnel, and/or NUDT email addresses interchangeably. For example, in December 2015, Employee-4 sent an invitation for NUDT to join Cadence’s 2016 industrial exchange conference in the PRC to a NUDT general manager at a NUDT email
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address. After receiving a non-delivery email message for the NUDT email address, Employee-4 forwarded that message to Employee-1 stating that his “invitation to CSCC is rejected” and requesting that Employee-1 “deliver the mail in person.”
38.Certain Cadence China employees also did not disclose to and/or concealed from other Cadence employees that CSCC was in fact an alias for NUDT, that Cadence’s CSCC business was in fact with NUDT, and/or that CSCC was associated with the PRC military. For example, in May 2015, a few months after NUDT was added to the Entity List, Cadence’s then-head of sales in China emailed colleagues, including Employee-1, cautioning them to refer to their customer as CSCC in English and NUDT only in Chinese characters. The author of the email also wrote that “the subject [was] too sensitive.” Further, in January 2016, Employee-1 emailed a NUDT professor that, for future projects, Cadence could continue to use the CSCC name or any other entity name, to which the professor responded that they could continue their business in the name of CSCC. In addition, in October 2019, Employee-3 instructed another now-former Cadence China employee to recall and recirculate an updated version of a weekly email on Cadence China’s customers in the PRC. The original version of the weekly email included a reference to the People’s Liberation Army of the PRC in relation to CSCC. The updated version of the email omitted that reference.
39.Certain employees, including Employee-1, Employee-2, Employee-3, and Employee-4, received sales commissions that incentivized achieving certain sales quotas as part of their compensation packages. Specifically, in 2020, Employee-1 received commissions potentially attributable to sales to CSCC of almost 50 percent of Employee-1’s total compensation for that year; for Employee-2, Employee-3, and Employee-4, their sales commissions potentially attributable to CSCC were significantly less than those for Employee-1, ranging from 0.47% to 1.44% of their total compensation.
d.Cadence Approved CSCC’s Assignment of its Cadence Contracts to Phytium Despite Having Knowledge that a Violation of the EAR Had Occurred
40.In or about mid-2020, prompted by regulatory changes announced by BIS to Section 744.21 of the Export Administration Regulations (“EAR”), 15 C.F.R. parts 730-774,
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entitled “Restrictions on Certain Military End-Uses or Military End-Users,” Cadence’s export compliance personnel conducted a military end use and end user due diligence review of customers in the PRC, including the CSCC account. Cadence’s export compliance personnel could not find public records of CSCC’s existence and identified information in Cadence’s business records indicating the account’s association with NUDT, including that contacts for CSCC were at NUDT email addresses and that Cadence’s hardware had been installed on NUDT’s campus. As a result, Cadence terminated Cadence China’s business relationship with CSCC on or about September 10, 2020.
41.Before, and in connection with Cadence’s consent to CSCC’s assignment to Phytium of CSCC’s contracts for Cadence EDA tools, Cadence sought and received from Phytium confirmation that its products were not military items, used to support a military item, or used to support or contribute to the operation, installation, repair, refurbishing, development, or production of a military item. Phytium also confirmed that it would not allow any person connected with or employed by an entity on the Entity List to use Cadence products in violation of U.S. law. Phytium provided verifiable corporate addresses where Cadence products would be installed to confirm the addresses were not associated with NUDT. Moreover, Cadence confirmed that Phytium was a legal entity in China distinct from NUDT.
42.Despite having knowledge that CSCC was an alias for NUDT and that Cadence’s products and services sold to CSCC had in fact been delivered to NUDT, in or about November and December 2020, Cadence consented to CSCC’s assignment to Phytium of CSCC’s contracts for Cadence’s EDA hardware, software, and semiconductor design IP technology.
43.Prior to the transfer of Cadence’s business from CSCC to Phytium in or about October 2020, Cadence’s business with CSCC included contractual agreements with Phytium, reflecting Phytium’s ongoing collaboration with CSCC and NUDT during the period in which CSCC was used as an alias for NUDT. For example, Cadence’s business records for CSCC included contact information for individuals who used both Phytium and NUDT email addresses, and numerous downloads of EDA software and semiconductor design technology that Cadence had previously sold to CSCC were made by individuals who registered for accounts on
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Cadence’s download portal using Phytium email addresses. Cadence’s communications also reflected that one of the domains for the CSCC account was a domain also used by Phytium. As another example, in August 2019, a Cadence China employee emailed to Employee-1 a CSCC testing agreement that stated that the agreement was between Cadence and Phytium, “a long-term partner of Cadence Design System Inc and its subsidiaries in China” (translated), with the test location being at Phytium (translated from Chinese, “Tianjin Feiteng Information Technology Co., Ltd. Changsha Branch”) on NUDT’s campus and physical address.
44.Cadence, through its subsidiaries, including Cadence China also had knowledge that Cadence China’s business with CSCC involved Phytium, and that NUDT personnel were affiliated with Phytium. For example, in February 2017, a now-former Cadence China employee, copying Employee-1, emailed an individual with Phytium email addresses, addressing him as a leader of NUDT and discussing their business together. Certain Cadence China personnel, including Employee-1, also emailed with NUDT personnel at Phytium and NUDT email addresses about sync up meetings for the CSCC projects. Certain Cadence China personnel, including Employee-1, Employee-2, and Employee-3, communicated with or about Phytium personnel identified as CSCC personnel concerning CSCC projects. Further, as discussed above, some of Cadence China’s contracts with CSCC listed Phytium as the contractual party and stated that the work would occur at NUDT.
45.Further, internal Cadence communications show certain Cadence employees’ understanding that CSCC and Phytium were effectively the same entity both before and after the decision to transfer Cadence China’s business from CSCC to Phytium. For example, in or about early October 2020, the head of CSCC sent an electronic message to a now-former Cadence senior executive, which was translated from Chinese to English and circulated in both languages to other Cadence senior executives, complaining that Cadence had suspended its business with CSCC, listing other U.S. companies that continued to do business with CSCC, and stating “CSCC . . . is effectively Feiteng [i.e., Phytium].” The now-former Cadence senior executive forwarded the message to other Cadence senior executives noting that Cadence “did not learn the painful lesson” since Cadence’s competitors were still doing business with CSCC.
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46.Cadence requested that Phytium sign a certificate of assurance that Phytium’s products would not be used to support military products and that Phytium would not allow any person connected with or employed by an entity on the Entity List to use Cadence products, which Phytium signed in or about late October 2020. Cadence then executed contracts to assign CSCC’s business to Phytium in or about November and December 2020. These contracts did not require Phytium to pay consideration for the assignment. In or about December 2020, certain Cadence China employees discussed that Cadence’s annual internal inventory audit process would include the CSCC and Phytium accounts, and Employee-1 provided one contact for both entities: a NUDT professor who had previously communicated with certain Cadence China employees from his NUDT and Phytium email addresses. A colleague of Employee-1 responded: “Just a FYI - though we are aware of both CSCC and Phytium are the same customer but just located in different city/province, we will have to send two different document[s] per audit process (since they have different names in our system). There will be one email with two attachments to [the NUDT professor].”
47.Cadence received an administrative subpoena from BIS in or about February 2021 that sought records related to the export control violations discussed herein.
e.Corporate Compliance, Remediation, and Cooperation with the U.S. Government
48.Beginning in 2020, Cadence significantly expanded and enhanced its export control compliance program in response to the identified export control violations and significant regulatory changes that increased its regulatory compliance risk profile. Among other things, Cadence hired additional experienced export control compliance personnel, expanded and improved its export control compliance program, formalized its export control compliance training program, and implemented enhanced export control compliance screenings of its databases and customers. Cadence has put in place an effective compliance program reasonably
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designed and implemented to detect and prevent future criminal conduct like that described in this Statement of Facts.
49.After Cadence received the administrative subpoena from BIS, Cadence commenced an internal investigation; executed tolling agreements with BIS; identified custodians; identified key documents for BIS; obtained counsel for employees and encouraged their cooperation with the BIS investigation, produced to BIS communications and transactional records collected outside of the PRC; responded to BIS requests for information, including outside the scope of the subpoena; facilitated BIS and DOJ witness interviews; and shared its investigative findings with BIS and DOJ.
50.Cadence also provided cooperation to the Offices after Cadence received a grand jury subpoena in November 2023. Cadence provided the Offices with all the records produced to BIS and identified and produced additional records collected outside of the PRC at the Offices’ request; identified custodians, conducted an internal investigation; identified key documents for DOJ; executed tolling agreements with the Offices; and facilitated witness interviews conducted by the Offices.
51.Cadence terminated Employee-3 in or about February 2021 and Employee-1 in or about September 2024.
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ATTACHMENT A2
RELEVANT CONSIDERATIONS
The Offices enter into this Agreement based on the individual facts and circumstances presented by this case and the Company. Among the factors considered by the Offices were the following:
a.    The nature and seriousness of the offense conduct, as described in the Statement of Facts, which involved the Company willfully violating U.S. export controls by making at least 56 unlawful exports of U.S. semiconductor Electronic Design Automation (“EDA”) hardware, software, and semiconductor design technology valued at approximately $45,305,317.41 to the National University of Defense Technology (“NUDT”) in the People’s Republic of China (“PRC”), through a front company in the PRC, Central South CAD Center (“CSCC”), while NUDT was on the Entity List, without the requisite license or other authorization from the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”). The Company made these unlawful exports despite the fact that NUDT was added to the Entity List in February 2015 due to its use of “U.S.-origin multicores, boards, and (co)processors to produce the TianHe-1A and TianHe-2 supercomputers,” 80 Fed. Reg. 8,524 (Feb. 18, 2015), which are “believed to support nuclear explosive simulation and military simulation activities.” 84 Fed. Reg. 29371 (June 24, 2019). Further, after terminating its business relationship with CSCC due to its association with NUDT in or about September 2020, the Company decided to assign the Company’s contracts with CSCC to Phytium Technology Co. Ltd. (“Phytium”) and transfer Cadence EDA hardware, software, and semiconductor design technology from CSCC to Phytium. The Company did this despite knowing that items previously sold and exported or reexported through the CSCC sales account had in fact been exported or reexported to NUDT in violation of the EAR and that Phytium also was closely associated with CSCC and NUDT;
b.    The Company did not receive voluntary disclosure credit pursuant to the NSD Enforcement Policy for Business Organizations or pursuant to the Sentencing Guidelines, because it did not voluntarily and timely self-disclose to NSD the conduct described in the attached Statement of Facts;
c.    The Company received credit for cooperating with the Offices’ investigation of the EAR-related conduct pursuant to the NSD Enforcement Policy for Business Organizations and for recognizing and affirmatively accepting responsibility for its criminal conduct. Among other things, this
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included: (i) gathering and providing evidence of interest to the Offices and proactively identifying key documents in the voluminous materials collected and produced by the Company related to willful EAR-related misconduct even when those documents and information were not favorable to the Company; (ii) facilitating interviews with current and former employees, including voluntarily making a foreign-based employee available for interview in the United States; (iii) making detailed factual presentations concerning the EAR-related misconduct, based on its own internal investigation; and (iv) agreeing to toll applicable statutes of limitations. The Company did not receive full credit for its cooperation because it failed to proactively obtain certain communications by employees and to proactively facilitate interviews of certain China-based employees that would have been relevant to the EAR violations.
d.    The Company has acknowledged and accepted responsibility for the actions of its officers, directors, employees, and agents, including its subsidiary, Cadence Design Systems Management (Shanghai) Co., Ltd. (“Cadence China”), as charged in the Information and as set forth in the Statement of Facts by pleading guilty pursuant to Federal Rule of Criminal Procedure 11(c)(1)(C) to one count of conspiracy to commit offenses against the United States, in violation of Title 18, United States Code, Section 371, that is, to violate the Export Control Reform Act (“ECRA”), 50 U.S.C. § 4819, the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. § 1705, and the Export Administration Regulations (“EAR”), 15 C.F.R. § 764.2;
e.    The Company’s agreement, concurrent with this Agreement, to resolve the U.S. Department of Commerce, Bureau of Industry and Security’s (“BIS”) administrative investigation relating to the conduct described in the Statement of Facts, including by entering into a Consent Order and Settlement Agreement with BIS requiring the Company to pay a civil monetary penalty;
f.    The Company also received credit for remediation, pursuant to the NSD Enforcement Policy for Business Organizations. The remedial measures included: (i) hiring additional experienced export control compliance personnel, (ii) expanding and improving its export control compliance program, (iii) formalizing its export control compliance training program, and (iv) implementing enhanced export control compliance screenings of its databases and customers;
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g.    The Company has committed to continuing to enhance its compliance program and internal controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement;
h.    Based on the Company’s remediation and the state of its compliance program, and the Company’s agreement to report to the Offices as set forth in Attachment D, the Offices determined that an independent compliance monitor is unnecessary;
i.    The Company’s lack of criminal history; and
j.    The Company’s agreement to continue to cooperate with the Offices in any ongoing investigation of the conduct of the Company and its current or former officers, directors, employees, and agents, as provided in the Agreement (“Ongoing Cooperation and Disclosure Requirements”).
k.    Accordingly, after considering (a) through (j) above, the Offices have determined that the appropriate resolution of this matter is for the Company to plead guilty pursuant to this Agreement and Federal Rule of Criminal Procedure 11(c)(1)(C). The criminal monetary penalty of $72,488,507.86 was calculated by taking into consideration the relevant portions of (a) through (j) above and includes a cooperation and remediation credit of 20 percent. Against this criminal monetary penalty the Offices will credit the amount of $24,832,507.86 that the Company pays to BIS in its concurrent civil resolution—upon provision to the Offices of proof of payment to BIS, no later than 30 days after the payment is made. Should any amount of such credited payment not be made to BIS by the end of six months from the date of this Agreement, or be returned to the Company or any affiliated entity for any reason, the Company shall pay the remaining balance of the criminal monetary penalty to the United States Treasury.
l.    The Company also will be responsible for criminal forfeiture in the amount of $45,305,317.41, for a total criminal penalty of $117,793,825.27.

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ATTACHMENT B
CERTIFICATE OF CORPORATE RESOLUTIONS
WHEREAS, Cadence Design Systems, Inc. (the “Company”) has been engaged in discussions with the United States Department of Justice, National Security Division, Counterintelligence and Export Control Section (“CES”) and the United States Attorney’s Office for the Northern District of California (“NDCA”) (collectively, the “Offices”) regarding issues arising in relation to certain unlicensed exports in violation of the Export Administration Regulations;
WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the Offices;
WHEREAS, the Company’s internal and outside legal counsel have advised the Board of Directors of the Company (the “Board of Directors”) in connection with the proposed agreement with the Offices, including with respect to its rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the Offices; and
WHEREAS, the Board of Directors, acting in good faith, has determined that such agreement is in the best interest of the Company and its stockholders.
Therefore, the Board of Directors has RESOLVED that:
1.The Company (a) acknowledges the filing of the one-count Information charging the Company with conspiracy to commit an offense against the United States, in violation of Title 18, United States Code, Section 371, that is, to violate the Export Control Reform Act (“ECRA”), 50 U.S.C. § 4819, the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. § 1705, and the Export Administration Regulations (“EAR”), 15 C.F.R. § 764.2; (b) waives indictment on such charges and enters into an agreement with the Offices to plead guilty to the charges in the criminal Information; and (c) agrees to accept a monetary penalty against the Company totaling $72,488,507.86 and to pay such penalty to the United States Treasury with respect to the conduct described in the Information; and (d) agrees to pay $45,305,317.41 in forfeiture as instructed by the Offices with respect to the conduct described in the Information.
2.The Company accepts the terms and conditions of the written plea agreement, the form and substance of which have been presented and described in sufficient detail to the Board of Directors
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(the “Plea Agreement”), including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) a knowing waiver for purposes of the Plea Agreement and any charges by the United States arising out of the conduct described in the Statement of Facts attached to the Plea Agreement of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of the Plea Agreement, in the United States District Court for the Northern District of California; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the Offices prior to the date on which the Plea Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of the Plea Agreement;
3.The General Counsel of the Company, Marc Taxay, is hereby authorized, empowered, and directed, on behalf of the Company, to (a) execute the Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such modifications, amendments, or changes as the General Counsel of the Company, Marc Taxay, may approve, which approval shall be conclusively evidenced by his execution thereof; and (b) undertake all actions necessary and appropriate to perform or satisfy the Company’s obligations thereunder;
4.The General Counsel of the Company, Marc Taxay, is hereby authorized, empowered, and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms, or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions, which approval shall be conclusively evidenced by his execution thereof; and to delegate in writing to one or more officers or employees of the Company the authority to approve the forms, terms, and provisions of, and to execute, any such agreements or documents and to undertake all actions necessary and appropriate to perform or satisfy the Company’s obligations thereunder; and
5.All of the actions of the General Counsel of the Company, Marc Taxay, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the
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adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

CADENCE DESIGN SYSTEMS INC.
Date:	July 27, 2025	By:	/s/ Stephanie Wells
STEPHANIE WELLS
Vice President, Deputy General
Counsel, and Assistant Secretary

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ATTACHMENT C
CORPORATE COMPLIANCE PROGRAM
In order to address any deficiencies in its compliance programs, policies, procedures, codes of conduct, systems, and internal controls regarding compliance with U.S. export control and sanctions laws and regulations, Cadence Design Systems, Inc. (the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing compliance programs, policies, procedures, codes of conduct, systems, and internal controls (the “Compliance Programs”).
Where necessary and appropriate, the Company agrees to adopt new or to modify existing Compliance Programs to ensure their effectiveness in detecting and deterring violations of U.S. export control and sanctions laws and regulations. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:
High-Level Commitment
1.The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its Compliance Programs and any other corporate policy against violations of U.S. export control and sanctions laws and regulations and demonstrate rigorous adherence by example. The Company also will ensure that all levels of management, in turn, reinforce those standards and encourage and incentivize employees to abide by them. The Company will create and foster a culture of compliance with the law in its day-to-day operations at all levels of the Company.
Policies and Procedures
2.The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of U.S. export control and sanctions laws and regulations, which policy shall be memorialized in a written compliance code.
3.The Company will develop, enhance, implement, and maintain Compliance Programs designed to reduce the prospect of violations of U.S. export control and sanctions laws and regulations, and the Company will take appropriate measures to encourage and support the observance of compliance policies and procedures against violation of U.S. export control and sanctions laws and
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regulations by personnel at all levels of the Company. The Compliance Programs shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the Compliance Programs is the duty of individuals at all levels of the Company. Such Compliance Programs shall address, among others, the following minimum requirements:
a.    customer onboarding;
b.    know your customer and due diligence procedures;
c.    periodic customer reviews for export and sanctions risk;
d.    prohibition of business with designated persons, entities, groups, industries, regions, and countries targeted by U.S. export control and sanctions laws and regulations;
e.    timely response to law enforcement requests and legal process;
f.         independent internal audit of export or sanctions-related procedures and systems;
g.    whistleblowing;
h.    procedures for retaining and sharing information regarding customers and transactions within the Company and with third parties to the extent permissible under applicable law;
i.    policies and procedures pertaining to the use, collection, preservation, and retention of corporate records on ephemeral messaging platforms—with the goal of preventing circumvention of the Compliance Programs and ensuring transmission of relevant materials to law enforcement upon request;
j.    technological controls to terminate access to sensitive technologies and prevent unauthorized access and any other circumvention of the Compliance Programs;
k.    informing customers of the Company’s commitment to abiding by laws prohibiting violations of U.S. export controls and sanctions;
l.    informing employees and, where necessary, agents and business partners, of the Company’s commitment to abiding by the Compliance Programs and any other corporate policy against violations of laws prohibiting violations of U.S. export controls and sanctions; and
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m.    seeking a reciprocal commitment from agents and business partners.
Periodic Risk-Based Review
4.The Company will develop, maintain, and enhance the Compliance Programs on the basis of a periodic risk assessment addressing the individual circumstances of the Company, including, but not limited to, its geographical organization, industrial sectors of operation, involvement in joint venture arrangements, and degree of governmental oversight and inspection.
5.The Company shall review its compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving industry standards.
Proper Oversight and Independence
6.The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s Compliance Programs. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.
Training and Guidance
7.The Company will implement mechanisms designed to ensure that its Compliance Programs are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements.
8.The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s Compliance Programs, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.
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Internal Reporting and Investigation
9.The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of U.S. export control and sanctions laws and regulations or the Company’s Compliance Programs related to such laws and regulations.
10.The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of U.S. export control and sanctions laws and regulations or the Company’s Compliance Programs related to such laws and regulations.
Enforcement and Discipline
11.The Company will implement mechanisms designed to effectively enforce its Compliance Programs, including appropriately incentivizing compliance and disciplining violations.
12.The Company will institute appropriate disciplinary procedures to address, among other things, violations of U.S. export control and sanctions laws and regulations and the Company’s Compliance Programs related to such laws and regulations by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the Compliance Programs and making modifications necessary to ensure that they are effective.
Mergers and Acquisitions
13.The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities by legal, accounting, and compliance personnel.
14.The Company will ensure that the Company’s Compliance Programs regarding U.S. export control and sanctions laws and regulations apply as quickly as is practicable to newly acquired
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businesses or entities merged with the Company and will promptly: a. train the directors, officers, employees, agents, and business partners consistent with Paragraph 7 above on U.S. export control and sanctions laws and regulations and the Company’s Compliance Programs regarding such laws and regulations; and b. where warranted, conduct an audit specific to U.S. export control and sanctions laws and regulations of all newly acquired or merged businesses as quickly as practicable.
Monitoring and Testing
15.The Company will conduct periodic reviews and testing of its Compliance Programs designed to evaluate and improve their effectiveness in preventing and detecting violations of U.S. export control and sanctions laws and regulations and the Company’s Compliance Programs related to such laws and regulations, taking into account relevant developments in the field and evolving industry standards.

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ATTACHMENT D
REPORTING REQUIREMENTS
The Company agrees that it will report to the Offices periodically, at no less than twelve-month intervals during a three-year term, regarding remediation and implementation of the compliance program and internal controls, policies, and procedures described in Attachment C. During this three-year period, the Company shall: (1) conduct an initial review and submit an initial report, and (2) conduct and prepare at least two follow-up reviews and reports, as described below:
1.By no later than one year from the date this Agreement is executed, the Company shall submit to the Offices a written report setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the Company’s internal controls, policies, and procedures for ensuring compliance with the IEEPA, ECRA, EAR and other U.S export control and sanctions laws and regulations, and the proposed scope of the subsequent reviews. The report shall be transmitted to Chief, Counterintelligence and Export Control Section, National Security Division, U.S. Department of Justice, 950 Pennsylvania Avenue, NW, Washington, D.C. 20530; and Chief, Criminal Division, U.S. Attorney’s Office for the Northern District of California, 450 Golden Gate Avenue, Box 36055, San Francisco, California 94102. The Company may extend the time period for issuance of the report with prior written approval of the Offices.
2.The Company shall undertake at least two follow-up reviews and reports, incorporating the Offices’ views on the Company’s prior reviews and reports, to further monitor and assess whether the Company’s policies and procedures are reasonably designed to detect and prevent violations of IEEPA, ECRA, EAR and other U.S export control and sanctions laws and regulations.
3.The first follow-up review and report shall be completed by no later than one year after the initial report is submitted to the Offices. The second follow-up review and report shall be completed and delivered to the Offices no later than thirty days before the end of the Term.
4.The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to
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remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Offices determine in their sole discretion that disclosure would be in furtherance of the Offices’ discharge of their duties and responsibilities or is otherwise required by law.
5.The Company may extend the time period for submission of any of the follow-up reports with prior written approval of the Offices.

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ATTACHMENT E
DISCLOSURE CERTIFICATION

To:     United States Department of Justice
National Security Division
Counterintelligence and Export Control Section
Attention: Chief of the Counterintelligence and Export Control Section

United States Attorney’s Office
Northern District of California
Attention: Chief, Criminal Division

Re:     Plea Agreement Disclosure Certification
The undersigned certifies, pursuant to the plea agreement (“the Agreement”) filed on July 28, 2025, in the United States District Court for the Northern District of California, by and between the United States of America and Cadence Design Systems, Inc. (the “Company”), that undersigned is aware of the Company’s disclosure obligations of the Agreement (“Ongoing Cooperation and Disclosure Requirements”), and that the Company has disclosed to the United States Department of Justice, National Security Division, Counterintelligence and Export Control Section (“CES”), and United States Attorney’s Office for the Northern District of California (collectively, the “Offices”) any and all evidence or allegations of conduct required by the Agreement (“Ongoing Cooperation and Disclosure Requirements”), which includes evidence or allegations of conduct that may constitute a criminal violation of the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. §§ 1701, et seq., the Export Control Reform Act (“ECRA”), 50 U.S.C. §§ 4801, et seq., and their implementing regulations, including the Export Administration Regulations (“EAR”), 15 C.F.R. parts 730-774, (“Disclosable Information”). This obligation to disclose information extends to any and all Disclosable Information that has been identified through the Company’s compliance and controls program, whistleblower channel, internal audit reports, due diligence procedures, investigation process, or other processes. The undersigned further acknowledges and agrees that the reporting requirements contained in the Agreement (“Corporate Compliance Reporting”) and the representations contained in this certification constitute a significant and important component of the Agreement and of the Offices’ determination whether the Company has satisfied its obligations under the Agreement.
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The undersigned hereby certifies that they are an Officer of the Company that has been duly authorized by the Company to sign this
Certification on behalf of the Company.
This Certification shall constitute a material statement and representation by the undersigned and by, on behalf of, and for the benefit of, the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and such material statement and representation shall be deemed to have been made in the Northern District of California. This Certification shall also constitute a record, document, or tangible object in connection with a matter within the jurisdiction of a department and agency of the United States for purposes of 18 U.S.C. § 1519, and such record, document, or tangible object shall be deemed to have been made in the Northern District of California.

Date:	Name (Signed):
Name (Printed):
[Corporate Officer]
Cadence Design Systems, Inc.

PLEA AGREEMENT    53

ATTACHMENT F
COMPLIANCE CERTIFICATION

To:     United States Department of Justice
National Security Division
Counterintelligence and Export Control Section
Attention: Chief of the Counterintelligence and Export Control Section

United States Attorney’s Office
Northern District of California
Attention: Chief, Criminal Division

Re:     Plea Agreement Compliance Certification

The undersigned certifies, pursuant to the plea agreement filed on July 28, 2025, in the United States District Court for the Northern District of California, by and between the United States of America and Cadence Design Systems, Inc. (the “Company”) (the “Agreement”), that the undersigned is aware of the Company’s compliance obligations under “Corporate Compliance Program” of the Agreement, and that, based on the undersigned’s review and understanding of the Company’s U.S. export control and sanctions compliance program, the Company has implemented a compliance program that meets the requirements set forth in Attachment C to the Agreement. The undersigned certifies that such compliance program is reasonably designed to detect and prevent violations of U.S. export control and sanctions laws and regulations throughout the Company’s operations.
The undersigned hereby certifies that they are an Officer of the Company that has been duly authorized by the Company to sign this Certification on behalf of the Company.
This Certification shall constitute a material statement and representation by the undersigned and by, on behalf of, and for the benefit of, the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and such material statement and representation shall be deemed to have been made in the Northern District of California. This Certification shall also constitute a record, document, or tangible object in connection with a matter within the jurisdiction of a department and agency of the United States for purposes of 18 U.S.C. § 1519, and such record, document, or tangible
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PLEA AGREEMENT    54

object shall be deemed to have been made in the Northern District of California.

Date:	Name (Signed):
Name (Printed):
[Corporate Officer]
Cadence Design Systems, Inc.

PLEA AGREEMENT    55